FOR IMMEDIATE RELEASE
                                   Contact:  Kristi L. Frey
                                   Telephone:  712-732-4117

FIRST MIDWEST FINANCIAL, INC. ANNOUNCES INCREASE IN CASH DIVIDEND
AND 50% STOCK DIVIDEND

STORM LAKE, IOWA, NOVEMBER 25, 1996, (NASDAQ: "CASH") First Midwest Financial, Inc. has announced that the Corporation will increase its quarterly cash dividend by 2.5 cents, from 11 cents per share to 13.5 cents per share. The increase is consistent with First Midwest's decision in the prior fiscal year to increase dividends following the announcement of fiscal year-end earnings. The cash dividend will be payable on or about January 2, 1997, to stockholders of record on December 16, 1996. Subsequent thereto First Midwest will declare and pay a 50% stock dividend. Under the terms of this stock dividend, First Midwest stockholders will receive one share for every two shares held on the record date. The stock dividend will be paid on or about January 2, 1997, to stockholders of record on December 16, 1996. Fractional shares created by the stock dividend will be paid in cash. Assuming that First Midwest maintains its dividend payout at the newly announced amount as anticipated, future dividends will be declared at the rate of 9 cents per share to reflect the stock dividend.

James S. Haahr, President and Chairman, stated that "as we did last year at this time, the Board of Directors increased the cash dividend in recognition of the financial performance of the Company." Mr. Haahr added that "the Board's action with respect to the stock dividend will increase the number of shares of First Midwest's stock outstanding, making it easier for small investors to purchase stock."

At September 30, 1996, the Corporation had assets of $388.0 million and stockholders' equity of $43.2 million. The
Corporation's stock is quoted on the Nasdaq Stock Market under the ticker symbol "CASH".

CORPORATE PROFILE:
First Midwest Financial, Inc., is the holding company for First Federal Savings Bank of the Midwest. This includes the Main Bank Office in Storm Lake, Iowa and its 6 branch offices in a four-county area of Northwest Iowa. It also includes the 2 offices of the Brookings Federal Bank Division in Brookings, South Dakota, and the Iowa Savings Bank Division in Des Moines, Iowa. Security State Bank, with offices in Stuart, Casey and Menlo, Iowa, is a separate holding of First Midwest and operates as a commercial bank chartered by the State of Iowa.